UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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DFC Global Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

DFC Global Corp.

(Exact name of registrant as specified in charter)

Delaware	000-50866	23-2636866
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300

Berwyn, Pennsylvania

(Address of principal executive offices)

(610) 296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 27, 2014, DFC Global Corp. (the “Company”) issued a statement in response to a report by Institutional Shareholder Services released on May 24, 2014, relating to the Company’s proposed transaction with an affiliate of Lone Star Funds.

A copy of the press release announcing and describing the statement is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of DFC Global Corp., dated May 27, 2014.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

By:	/s/ William M. Athas
William M. Athas
Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

Date: May 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of DFC Global Corp., dated May 27, 2014.

Exhibit 99.1

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. URGES INVESTORS TO VOTE FOR THE TRANSACTION WITH LONE STAR

True Premium of Offer Dramatically Understated As Deal Was Announced

Concurrent with Third Negative Guidance Revision in Last 12 Months

Board’s Robust Sale Process Yielded Only One Potential Buyer

Lone Star Merger Provides Immediate, Certain Cash Value, and Transfers All Business Risks

and Regulatory Uncertainties to the Acquiror

DFC Global Strongly Disagrees with ISS Report

Berwyn, Pennsylvania – May 27, 2014 – DFC Global Corp. (NASDAQ: DLLR) (“DFC Global” or “The Company”), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today issued a statement in response to a report by Institutional Shareholder Services (“ISS”) released on May 24, 2014, relating to the Company’s proposed transaction with an affiliate of Lone Star Funds (“Lone Star”).

In its statement, the Company highlighted several key issues and facts that ISS neglected to appropriately consider or failed to understand in connection with its report, including:

•	The true premium of the offer is dramatically understated because it was announced concurrent with the Company’s third downward guidance revision in the last 12 months;

•	The robust sale process conducted by the DFC Global Board of Directors, which involved soliciting more than 40 parties over a 24 month period, yielded only a single potential buyer;

•	Lone Star’s proposal would allow DFC Global stockholders to recognize significant, immediate and certain cash value for their investment, while transferring all business risks and regulatory uncertainties to Lone Star.

The full text of the Company’s statement is below:

“DFC Global strongly believes that ISS reached the wrong conclusion in failing to recommend that stockholders vote “FOR” the acquisition of DFC Global by Lone Star. The Company believes ISS neglected to appropriately consider or failed to understand several key issues and facts in preparing its report. Stockholders are urged to give the following issues and facts close consideration, as a vote against the proposed transaction with Lone Star could result in a significant loss of value for DFC Global stockholders.

The true premium of the offer is dramatically understated because it was announced concurrent with the Company’s third downward guidance revision in the last 12 months. By the end of the third fiscal quarter of 2013 it was clear to the Board that a number of factors, primarily the ongoing, evolving regulatory uncertainty in the U.K., would negatively impact the business for the foreseeable future. The Company experienced a series of deteriorating earnings results and revised its guidance downward to reflect the evolving situation. These announcements resulted in a 46% drop in the market price of the Company’s stock over the 12 months prior to the announcement of the transaction:

•	April 1, 2013: DFC Global announces preliminary results for the third fiscal quarter of 2013 and lowers earnings guidance for fiscal year 2013. The market price of the Company’s common stock declines 22%.

•	August 22, 2013: DFC Global announces fourth fiscal quarter and full fiscal year 2013 results, and initiates fiscal 2014 guidance well below analyst estimates. The market price of the Company’s common stock declines 29%.

•	January 30, 2014: DFC Global announces second fiscal quarter results and another significant downward revision to guidance. The market price of the Company’s common stock further declines from $10.57 to $7.52 in one day – a 29% drop.

•	April 2, 2014: DFC Global announces preliminary financial results for the third fiscal quarter of 2014, and a third downward revision of financial guidance in the last 12 months. The Board firmly believes that, without the support offered by the $9.50 per share offer price announced the same day, DFC Global’s stock price would have suffered another substantial drop at least as severe as the three prior instances – which ranged from 22% to 29%.

Therefore, based on that final negative guidance reduction and assuming a 22% to 29% decline in the stock’s closing price of $8.98 the day prior to the announcement, Lone Star’s $9.50 per share offer would represent a premium ranging from 36% to 49%.

The Company also notes that the 2014 fiscal year EBITDA multiple of 8.3x reflected by Lone Star’s $9.50 per share cash offer is materially higher than the average precedent transactions in the short-term consumer finance space of 6.1x over last 5 years, and a 10-year average of 6.5x. Additionally, DFC Global has historically traded at a 1.0x discount to peers on an EV / NTM EBITDA basis on average over the past year*. As noted by a key sell-side analyst**:

“We believe the valuation multiple is probably reasonable given the high level of uncertainty in the U.K. market at this time and considering DFC’s relatively high leverage.” – William Blair, 4/3/14

In addition, key sell-side analysts – FBR Capital Markets and Wells Fargo Securities – made recommendations after the announcement of the offer price in consideration of the downward earnings revision, noting price targets previously below the announced transaction price**:

“We raise our price target to $9.00 (from $8.00) based on an 80% probability that the announced sale closes at the $9.50 announced price, and a 20% probability that it falls through and shares trade to $6.00 (based on 7x FY14 EBITDA).” - FBR Capital Markets, 4/3/14

“We believe that the key decision for this agreement to be reached was the continued deterioration in operating performance and the heavy debt load DLLR carries… We now expect shares to be largely range bound around the deal price of $9.50 and as a result are increasing our valuation range to $9.00-10.00 from $7.00-9.00.” - Wells Fargo Securities, 4/2/14

The robust sale process conducted by the DFC Global Board over 24 months yielded only a single potential buyer. The Board’s independent financial advisor, Houlihan Lokey, solicited more than 40 potential financial and strategic acquirors to explore a potential transaction with DFC Global.

Of the numerous potential acquirors, Lone Star was the only party to submit a final proposal to acquire the Company. After a thorough review, and in consultation with its financial and legal advisors, DFC Global’s Board of Directors unanimously voted to enter into a definitive agreement with Lone Star. Since the agreement with Lone Star was announced on April 2, 2014, no parties have approached DFC Global with an interest to acquire the Company.

Lone Star’s proposal would allow DFC Global stockholders to recognize significant, immediate and certain cash value for their investment, while transferring all business risks and regulatory uncertainties to Lone Star. While DFC Global is making efforts to address the significant, ongoing developments that have occurred in the U.K. regulatory environment in which it operates, the Company is unable to forecast, with any certainty, when the regulatory environment will stabilize. DFC Global was surprised by ISS’s opinion that much of the regulatory uncertainty the Company faces in the U.K. “will likely be addressed in the near term.” We believe this is, at best, an opinion based upon unsubstantiated assumptions and that such assumptions will not be reflected in the Company’s stock price for the foreseeable future.

The Company also notes that Egan Jones, another independent proxy voting and corporate governance advisory firm, recommends that its institutional clients that own DFC Global common stock vote “FOR” the proposed transaction with Lone Star at DFC Global’s special meeting of stockholders.

Absent the proposed transaction, the Board strongly believes the Company’s stock price would currently trade substantially lower. The Board believes that a vote against the transaction with Lone Star is a vote for significant shareholder value destruction, while a vote FOR the transaction:

•	Provides stockholders with immediate cash value for their investment, far in excess of where the Board believes the stock would be trading absent an offer;

•	Represents certainty, despite the challenging and uncertain environment in which DFC Global operates; and

•	Transfers the risks associated with the Company’s financial and operating performance for the foreseeable future to Lone Star.

DFC GLOBAL URGES INVESTORS TO PROTECT THEIR INVESTMENTS

BY VOTING FOR THE TRANSACTION WITH LONE STAR

DFC Global’s Board of Directors and management team are fully committed to completing the transaction with Lone Star, which will deliver certain and immediate cash value for DFC Global stockholders with limited execution risk. The Board firmly believes that this transaction, which is the culmination of a thorough process, is in the best interests of all stockholders.

DFC Global reiterates the Board’s unanimous recommendation that stockholders vote “FOR” the proposal to approve the merger agreement at the upcoming special meeting.

The special meeting is scheduled for June 6, 2014, at 9:00 a.m. Eastern time. The meeting will be held at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799. All DFC Global stockholders of record as of the close of business on April 29, 2014, will be entitled to notice of, and to vote at, the special meeting.

Stockholders with questions, or that need assistance in voting, should reach out to DFC Global’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or toll-free at: (855) 208-8901.

Houlihan Lokey Capital, Inc. is acting as financial advisor to DFC Global in connection with the transaction. Pepper Hamilton LLP is acting as DFC Global’s legal advisor. Jefferies LLC is acting as lead financial advisor to Lone Star Funds and Credit Suisse Securities (USA), LLC is acting as financial advisor. Jefferies Finance LLC and Credit Suisse AG are providing debt financing commitments for the acquisition. Gibson, Dunn & Crutcher LLP is acting as legal counsel to Lone Star Funds.

*	Historical multiples based on Capital IQ estimates as of May 23, 2014.

**	Permission to use quotations was neither sought nor obtained.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service. The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs. In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

About Lone Star Funds

Lone Star is a global private equity firm that invests in real estate, equity, credit, and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized twelve private equity funds with aggregate capital commitments totaling over $45 billion. The Funds are advised by Lone Star Global Acquisitions, Ltd. (LSGA), an investment adviser registered with the U.S. Securities and Exchange Commission. LSGA and its global subsidiaries advise the Funds from offices in North America, Western Europe and East Asia.

Forward-Looking Statements

This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: approval of the transaction by the Company’s stockholders (or the failure to obtain such approval), the ability to obtain regulatory approvals for the transaction, the Company’s ability to maintain relationships with customers and employees following the announcement of the transaction, the ability of third parties to fulfill their commitments relating to the transaction, including providing financing, the ability of the parties to satisfy the closing conditions, and the risk that the transaction may not be completed in the anticipated time frame or at all; the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Financial Conduct Authority in the United Kingdom, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013, as amended in its Form 10-Q for the quarter ended December 31, 2013 and in its Form 10-Q for the quarter ended March 31, 2014. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Additional Information and Where to Find It

In connection with the proposed transaction, DFC Global has filed a proxy statement with the SEC. The definitive proxy statement and a form of proxy has been mailed to the stockholders of DFC Global. BEFORE MAKING A VOTING DECISION, DFC GLOBAL’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. DFC Global’s stockholders and other interested parties may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. DFC Global’s stockholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by going to the Investors section of DFC Global’s corporate website, www.dfcglobalcorp.com, or directing a request by mail or telephone to DFC Global Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312.

DFC Global and its directors and officers may be deemed to be participants in the solicitation of proxies from DFC Global’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed transaction. Information about DFC Global’s directors and executive officers and their ownership of DFC Global’s common stock is set forth in the proxy statement for the Company’s 2013 annual meeting of stockholders, which was filed with the SEC on October 7, 2013 and the Company’s Annual Report on Form 10-K for 2013 filed with the SEC on August 29, 2013. Stockholders may obtain additional information regarding the interests of DFC Global and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Contacts

DFC Global Corp.

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (646) 277-1200

Lone Star Funds

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Joseph Sala: (212) 355-4449